Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CONTRAVIR PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

ContraVir Pharmaceuticals, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.      The Certificate of Incorporation of the Corporation, as amended, is hereby amended solely to reflect a change in the name of the Corporation by replacing Article I thereof with the following:

“The name of this Corporation is Hepion Pharmaceuticals, Inc.”

2.      The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware.

3.      The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.      This Certificate of Amendment shall become effective on July 18, 2019.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 18th day of July, 2019.

/s/ Robert Foster
Robert Foster, CEO